As filed with the Securities and Exchange Commission on April 8, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

Cellular Biomedicine Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-1032927
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of principal executive offices)	(Zip Code)

Amended and Restated 2011 Incentive Stock Option Plan
(Formerly 2011 Incentive Stock Option Plan)

 (Full title of the plan)

Andrew Chan
Chief Financial Officer
Cellular Biomedicine Group, Inc.
530 University Avenue, #17
Palo Alto, California 94301

(Name and address of agent for service)

(650) 566-5064

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	480,000(2)	$5.00	$2,400,000	$327.36

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2) Effective January 18, 2013, the registrant completed its reincorporation from the State of Arizona to the State of Delaware (the Reincorporation”). In connection with the Reincorporation, the registrant exchanged every 100 shares of the Arizona entity for 1 share of the successor Delaware entity, with the same effect as a 1:100 reverse stock split, which became effective on January 31, 2013.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices for the registrant’s common stock as reported on the OTC Bulletin Board on April 4, 2013.

EXPLANATORY NOTE

Registration of Additional Securities

Amended and Restated 2011 Incentive Stock Option Plan

The purpose of the Amended and Restated 2011 Incentive Stock Option Plan (the “Restated Plan”) is to increase the number of shares of the Registrant’s common stock reserved for issuance from 30,000,000 shares to 78,000,000 shares.  The Restated Plan was adopted by the Registrant’s board of directors on November 30, 2012 and approved by the Registrant’s stockholders at a special meeting held on January 17, 2013.  Effective January 31, 2013, the Registrant completed a share exchange that had the same effect as a 1-for-100 reverse stock split.  Therefore, after completion of the share exchange, the Restated Plan reserves an aggregate of 780,000 shares of common stock.  Effective March 5, 2013, the Registrant (formerly named “EastBridge Investment Group Corporation”) changed its name to “Cellular Biomedicine Group, Inc.”

GENERAL INSTRUCTION E INFORMATION

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 7, 2012 (File No. 333-179974) is hereby incorporated by reference.

PART II

Information Required in the Registration Statement

Item 5. Interests of Named Experts and Counsel.

Richardson & Patel LLP has rendered an opinion relating to the issuance of the common stock being registered.  Richardson & Patel LLP and its principals have accepted shares of the Registrant’s common stock in exchange for services rendered to the Registrant in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its principals collectively own 20,000 shares of the Registrant’s common stock.

Item 8. Exhibits.

No.	Description of Exhibit

5.1	Opinion of Richardson & Patel LLP

23.1	Consent of Tarvaran Askelson & Company, LLP, Registered Public Accounting Firm

23.2	Consent of Richardson & Patel LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

99.1	Amended and Restated 2011 Incentive Stock Option Plan (which is incorporated by reference to Exhibit 4.5 to the Registrant’s 10-K filed with the SEC on April 4, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 8th day of April, 2013.

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/Wen Tao (Steve) Liu
Wen Tao (Steve) Liu
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Andrew Chan
Andrew Chan
Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Andrew Chan and Steve Liu and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Wen Tao (Steve) Liu	Chief Executive Officer (Principal Executive	April 8, 2013
Wen Tao (Steve) Liu	Officer) and Chairman of the Board

/s/ Andrew Chan	Chief Financial Officer (Principal Accounting	April 8, 2013
Andrew Chan	and Financial Officer)

/s/ Wei (William) Cao	President, Chief Operating Officer and Director	April 8, 2013
Wei (William) Cao

/s/ Keith Wong	Director	April 8, 2013
Keith Wong

/s/Norman Klein	Director	April 8, 2013
Norman Klein

/s/Tony Liu	Director	April 8, 2013
Tony Liu

/s/Jainping Dai	Director	April 8, 2013
Jainping Dai